Exhibit 14.1
PHILLIPS EDISON & COMPANY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

A Message from our Chief Executive Officer

Dear PECO Associates:

PECO prides itself on conducting business with the highest integrity and the highest ethical standards. One of our core values is “Do the Right Thing.” We do the right thing, even if it isn’t always the easy thing.

Our values and our Code of Business Conduct and Ethics serve as our guides to conducting business with integrity and high ethical standards. Our values are the foundation of who we are and what we do. Our values are a reflection of our culture and help to guide our day-to-day actions.

Similarly, our Code of Business Conduct and Ethics provides important guidance as we conduct our daily affairs. The Code applies to all associates, officers, and directors of PECO. The Code outlines your responsibilities as an associate and provides resources for how to address specific issues and concerns.

While words matter, actions matter more. We must incorporate the letter and spirit of these principles into our actions as we deliver on our commitments to each other, our stockholders, our neighbors, our business partners, and the communities where we do business. It is our responsibility to understand and act in accordance with the Code as we conduct business day to day.

As a team, we have worked very hard to build a successful and well-respected company. We simply cannot - and will not - tolerate unethical or inappropriate behavior. Now more than ever, building a great company requires an unwavering commitment to the highest ethical standards. Each of us is accountable to do the right thing. Thank you for doing your part.

Guidelines for Ethical Decision-Making

Doing the right thing in all Company activities is everyone’s responsibility. But it is not always easy to know what the “right thing” is. Sometimes, because of the complexity of the situation, the “right thing” is not clear.

If you are faced with a difficult business decision that is not addressed in this Code, ask yourself these questions:
•Is this action honest and fair?
•Is this action legal, ethical, and socially responsible?
•Is this action in the best interests of PECO?
•Is this action consistent with both the letter and the spirit of our Code and Company policies?
•How will this action appear to my manager, Company executives, the Board, or the general public?
•Would I be embarrassed if this action were to become known throughout the Company or publicly?
•Would another person’s input help to evaluate this action?

Exhibit 14.1
After considering the questions above, here are some other guidelines to follow:
•Make sure you have all the facts. In order to make the best decisions, we must be as informed as possible.
•Use your best judgment and common sense. If something seems unethical or improper, it probably is.
•Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the issue.
•Discuss the issue with your manager. In many cases, your manager will be knowledgeable about the issue and will appreciate being brought into the decision-making process. Remember that it is your manager’s responsibility to help solve problems.
•Seek help from Company resources. If it would be inappropriate or you do not feel comfortable discussing the issue with your manager, or if you are not satisfied with the response that you received from your manager, you may bring the issue to the attention of your department head or another trusted leader within the Company. Other available resources include the General Counsel, the Chief Human Resources Officer, and the Chief Compliance Officer.
•You may report possible ethical violations anonymously and without fear of retaliation. You may report possible ethical violations through PECO’s ethics hotline, where you may choose to remain anonymous. PECO prohibits retaliation of any kind against associates who report ethical violations in good faith.
•Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Our Values and Mission

Our Mission: We create great omni-channel grocery-anchored shopping experiences and improve our communities one shopping center at a time.

Who We Are

PRIDE – Defines us.
ENERGY – Fuels Us.
CONNECTION – Drives Us.
OPPORTUNITY – Sustains Us.

What We Value

DO THE RIGHT THING – We do the right thing, even if it isn’t always the easy thing.
HAVE FUN & GET IT DONE – We know when it’s time to work hard and work smart, but we most importantly we know when it’s time to have fun!
THINK BIG. ACT SMALL. – We have big dreams and goals that we’ll achieve by working together as a family and preserving our small company mentality.
ALWAYS KEEP LEARNING – Things constantly change, and the best way to be successful is through constantly learning.

How We Lead

Authenticity
•Is comfortable in his/her own skin

Exhibit 14.1
•Takes pride and an active hand in helping associates succeed
•Shows genuine interest in the work and non-work lives of the people around him/her
Acumen
•Identifies how to get things done internally and externally
•Applies functional expertise
•Creates high performing teams
Action
•Makes informed decisions and moves forward
•Delegates effectively
•Rallies the team to achieve results
Agility
•Pivots
•Pushes the boundaries
•Commits to continuous improvement

Guidelines for Ethical Decision-Making

INTRODUCTION

Purpose

Phillips Edison & Company, Inc. (“PECO,” the “Company,” “we,” “our,” or “us”) is built upon a foundation of strong corporate values and the highest standards of ethics and integrity. Our values and standards represent the core of how we create the solid foundation of trust and success that is reflected in our relationships with our stockholders, tenants (“neighbors”), business partners, and each other.

This Code of Business Conduct and Ethics (the “Code”) serves as an important resource for associates in support of day-to-day decision making. This Code is designed to deter wrongdoing and to promote:
•Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest
•Full, fair, accurate, timely, and understandable disclosure in reports and documents we file with the Securities and Exchange Commission (the “SEC”) and in our other public communications
•Compliance with applicable laws, rules, and regulations
•The prompt internal reporting of violations of this Code
•Accountability for adherence to this Code

This Code outlines basic principles to guide the conduct of the Company’s associates, officers, and directors. Many of the principles described in this Code are general in nature, and the Code does not address every situation that may arise. We depend upon you to exercise good judgment and to be guided by both the letter and the spirit of this Code. We further depend upon you to speak up when you observe things that you believe are or may be improper. If you have any questions about applying the Code, it is your responsibility to seek guidance.

The Code is not the exclusive source of guidance and information regarding the conduct of our business. You should consult applicable policies and procedures in specific areas as they apply. Associates and officers should also refer to PECO’s Associate Handbook for additional policies on business conduct, which supplement and are in addition to this Code. Directors should refer to the Corporate Governance Guidelines for additional policies that specifically govern the conduct of directors.

Exhibit 14.1

Applicability

This Code applies to all associates, officers, and directors of PECO and its subsidiaries. We also expect our vendors, contractors, consultants, partners, and those who are temporarily assigned to perform work for us to act ethically and in a manner consistent with this Code. If you engage a third party, you should take reasonable steps to ensure that the third party is aware of our Code, has a reputation for integrity, and acts responsibly and consistently with our Code.

COMPLYING WITH THE CODE OF CONDUCT

General

To maintain the highest standards of integrity, we must dedicate ourselves to complying with our Code, Company policies and procedures, and applicable laws and regulations. Violations of our Code not only damage our Company’s standing in the communities we serve, they may also be illegal. Associates involved in violating our Code will likely face negative consequences. PECO will take the appropriate disciplinary action in response to each case, up to and including termination of employment. In addition, associates may be subject to government fines or criminal or civil liability.

Periodically, you will be asked to provide a written certification that you have reviewed and understand this Code, comply with its standards, and are not personally aware of any violations of the Code by others. This certification is also your pledge to live up to our Code and its expectations and to promptly raise concerns about any situation that you think may violate our Code.

What Associates Must Do

You contribute to PECO’s culture of ethical conduct by understanding and complying with the letter and spirit of PECO’s policies and all applicable laws; always acting with the highest levels of personal and professional integrity; and informing appropriate personnel when you suspect or have knowledge of a conflict with this Code or the law.
•Understand and Comply with PECO Policies
◦Abide by the provisions of this Code and other workplace policies. Up-to-date policies can be found on the Policies and Procedures Center on PECONET.
◦Ask your manager, department head, the General Counsel, the Chief Human Resources Officer, or the Chief Compliance Officer if you have questions about this Code or any PECO policies.
◦Annually certify that you have reviewed and understand our Code, comply with its standards, and are not personally aware of any violations of our Code by others.
•Speak Up
◦Promptly raise any concerns about potential violations of laws, ethical standards, or PECO policies. Ask questions if something is not right. Talk to your manager, department head, the General Counsel, the Chief Human Resources Officer, or the Chief Compliance Officer; or contact PECO’s ethics hotline at 844-240-0620 or phillipsedison.ethicspoint.com.
◦If your concern is not resolved, pursue an alternate channel listed above.
◦Cooperate fully in any investigation of suspected violations of the Code.

Exhibit 14.1
What Leaders Must Do

As a PECO leader, you must be an ethical role model for all associates. You must show a commitment to our values through your actions. You must promote an environment where compliance is expected and ethical behavior is the norm.
•Prevent Ethics and Compliance Issues
◦Exemplify PECO’s values and exhibit the highest standards of integrity.
◦Communicate PECO’s expectations for ethical conduct and your own personal support of these expectations by holding everyone accountable for making sound ethical judgments.
◦Help PECO associates feel comfortable raising concerns.
◦Be alert to any situations or actions that may be unethical or potentially damaging to PECO’s reputation. You must take prompt action to address such situations and be careful to avoid even the appearance of implicit approval.
◦Never ask a PECO associate to violate this Code or PECO’s policies, break the law, or otherwise go against the Company’s values, policies, and procedures.
•Respond to Ethics and Compliance Issues
◦Take prompt corrective action to fix identified compliance weaknesses within your control. The Chief Compliance Officer should be informed promptly of any compliance weaknesses that are identified and any corrective actions taken.
◦Quickly escalate significant legal, ethics, or compliance concerns. Do not attempt to investigate or resolve such concerns on your own.
◦Maintain confidentiality. When a concern is raised with you, limit sharing of information to only those individuals with a direct need to know.
◦Ensure consistent enforcement of disciplinary action through consultation with the General Counsel, the Chief Compliance Officer, and the Chief Human Resources Officer.
◦Ensure that no retaliation occurs against any associate for reporting or participating in the investigation of suspected violations.

We take seriously the enforcement of this Code. However, if circumstances arise that merit a waiver to any provision of this Code, you should contact the General Counsel and the Chief Compliance Officer in advance to discuss obtaining a waiver. PECO will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver based on the best interests of the Company and its stockholders. Any waiver pertaining to a PECO associate must be approved by the General Counsel and the Chief Compliance Officer. Any waiver of the Code for directors or executive officers must be approved by a majority of the independent members of the Board of Directors not involved in the possible waiver and will be promptly disclosed as required by law or regulation.

COMPLYING WITH APPLICABLE LAWS AND REGULATIONS

PECO and its associates, officers, and directors must comply with all applicable federal, state, and local laws, rules, and regulations. If a provision of the Code conflicts with applicable law, the law controls. It is important that you are aware of, and never intentionally violate, relevant laws and regulations. Violating relevant laws, regulations, or this Code, or encouraging or allowing others to do so, exposes the Company to risk, including risk to its reputation, and may result in disciplinary action up to and including termination of employment. Violations of laws or regulations may also result in legal proceedings and penalties including, in some circumstances, civil and criminal penalties that could affect you personally. You should also be alert to changes in the law or new requirements that may affect your business unit.

Exhibit 14.1

RECOGNIZING AND REPORTING VIOLATIONS

PECO associates are obligated to report any known or suspected violations of this Code or any laws, rules, regulations, or policies that apply to PECO. If you fail to do so, you may be subject to discipline, up to and including termination of employment. Reporting a known or suspected violation of this Code by others should not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of PECO and its associates.

If you have questions or concerns, or need to report a known or suspected violation, it is important that you discuss your concerns immediately. In most cases, your manager is the best person to contact. If you are uncomfortable going to your manager for any reason, you may speak with the head of your department or another trusted leader within the Company. Other available resources include the General Counsel, the Chief Human Resources Officer, and the Chief Compliance Officer. You may also report a suspected violation through PECO’s ethics hotline, where you may choose to remain anonymous. You may contact PECO’s ethics hotline at 844-240-0620 or phillipsedison.ethicspoint.com. The hotline is available 24 hours a day, 7 days a week.

Be assured that the information you provide will be handled discreetly and shared only with those we have a need to inform, such as regulators and those who are involved in investigating, resolving, and remediating the issue. To help maintain confidentiality, do not discuss the report and the investigation with other associates. Because we strive to maintain confidentiality in all investigations, we may not be able to inform you of the outcome of an investigation.

Q&A

I’m not a lawyer. How can I be sure that I am complying with all applicable laws, rules, and regulations?

As a PECO associate, you are expected to have a general understanding of the laws, rules, and regulations that apply to your areas of responsibility. Please speak with your manager if you think you need additional training. If you have questions about the laws, rules, and regulations that apply in a specific situation, please discuss with your manager. If you need additional guidance, you may contact PECO’s General Counsel or Chief Compliance Officer.

INVESTIGATION OF CODE VIOLATIONS

PECO takes all reports of possible misconduct seriously. When a report of a suspected violation is received, PECO will investigate it promptly and thoroughly. PECO will take corrective action, as appropriate, based on the findings of the investigation. All associates must cooperate in investigations.

NON-RETALIATION

PECO strictly prohibits intimidation or retaliation, in any form, against anyone who, in good faith, reports a known or suspected violation of our Code, or any Company policy or procedure, or any law or regulation, or against anyone who assists in the investigation of a reported violation. Acts of intimidation or retaliation should be reported immediately to the General Counsel, the Chief Compliance Officer, or the Chief Human Resources Officer. Any PECO associate who engages in intimidation or retaliation

Exhibit 14.1
against a person for making a report in good faith or for participating in an investigation will be subject to disciplinary action, up to and including termination of employment.

Definition of “Good Faith”

Acting in “good faith” means that you provide all of the information you have, and that you believe you are giving an accurate and complete report. “Good faith” does not mean that you have to be right when you raise a concern; you just have to believe that the information you are providing is accurate.

VIOLATIONS / DISCIPLINARY MEASURES

Violations of the Code will not be tolerated. Any associate who violates the standards in the Code or applicable laws, regulations, or policies will be subject to disciplinary action. Likewise, any leader who fails to take appropriate actions after receiving a report of a suspected violation of our Code will be subject to disciplinary action. Furthermore, any associate who knowingly makes a false accusation, lies to investigators, or interferes or refuses to cooperate with an investigation will be subject to disciplinary action. The disciplinary action for any of the foregoing may include, without limitation, negative performance reviews and evaluations, loss of compensation or other remuneration, and/or termination of employment. Where appropriate, violations of the Code may also result in civil legal action or regulatory or criminal prosecution.

SELF-REPORTING

Nothing in this Code should be construed as excusing any person from their own misconduct or protecting them from disciplinary action as a result of their self-reporting of that misconduct. However, the fact that a person self-reported their own wrongdoing will be taken into consideration in determining an appropriate response.

Our Interactions with Each Other

DIVERSITY, EQUITY AND INCLUSION

One of our company values is "Do the Right Thing." This means we value, include and trust one another in our interactions. It means we assume good intent. It means we can be courageous in sharing experiences. It means we take the time to connect and understand different perspectives. Being your authentic self, feeling part of the PECO team and having opportunities for success shouldn't feel mutually exclusive. Each associate at PECO is not only entrusted with preserving our company culture, but is also empowered to help that culture continue to advance and evolve over time.

Each of us is responsible for creating a culture of trust and respect that promotes a positive work environment at PECO. This means treating one another with fairness and courtesy in all of our interactions. Always take full advantage of what our team members have to offer. Listen and be inclusive.

DISCRIMINATION AND HARASSMENT PREVENTION

It is not only critical to our organization's success but also expected within PECO's company culture that every associate has the opportunity to feel valued and flourish in a barrier-free, non-discriminatory

Exhibit 14.1
environment. PECO believes that discrimination and/or harassment in any form constitutes misconduct that undermines the integrity of the employment relationship. Therefore, PECO prohibits discrimination and / or harassment that is sexual, racial, or religious in nature or is related to anyone’s gender, national origin, age, sexual orientation, disability, genetic information, or veteran’s status. This policy applies to all associates throughout the Company and all individuals who may have contact with any associate of PECO. All associates are expected to avoid any behavior or conduct that either is or could reasonably be interpreted as harassment or discrimination. For more information, please refer to PECO’s Associate Handbook.

WORKPLACE SAFETY AND HEALTH

PECO strives to provide a safe and healthy workplace for its associates. To support this commitment, PECO associate are responsible for observing all safety and health rules, practices, policies, and laws that apply to their jobs, and for taking precautions necessary to protect themselves and their fellow associates. Associates are also responsible for immediately reporting accidents, injuries, occupational illnesses, and unsafe practices or conditions to their manager. As is the case with any violation of the Code, associates have a responsibility to report any unsafe behavior or condition regardless of whether they are directly involved or a witness.

OUR BUSINESS PRACTICES

CONFLICTS OF INTEREST

PECO believes that business decisions should be made with integrity and should not be influenced by a conflict of interest. A “conflict of interest” exists when an individual’s personal interests are, or even appear to be, in conflict or incompatible with the interests of the Company. Conflicts of interest expose our personal judgment and that of our Company to increased scrutiny and criticism and can undermine our credibility and the trust that others place in us.

For example, a conflict situation can arise when an associate, officer, or director of the Company takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an associate, officer, or director or a member of his or her immediate family receives improper personal benefits as a result of his or her position in or with PECO. Loans to, or guarantees of obligations of, associates, officers, or directors or their immediate family members also create conflicts of interest.

Examples of Potential Conflicts of Interest

•Financial Interest. Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business, or competes with PECO. Investments totaling less than one percent (1%) of the equity interest of a publicly-traded company generally do not create a conflict of interest.
•Outside Employment. Holding a second job that interferes with your ability to do your job at PECO.
•Relationships with Competitors, Neighbors, Vendors, or Service Providers. Employment with, hiring, engaging, consulting, or serving on the board of a current or potential competitor, neighbor, vendor, or other service provider.
•Working with Family Members. Working with, for, or alongside a family member.

Exhibit 14.1
•Personal Shopping Center Investments. Personally investing directly in any retail shopping center.
•Engaging or Hiring Relatives or Friends. Engaging or hiring a vendor or other third party managed or owned by a relative or close friend.
•Gifts & Entertainment. Soliciting, accepting, or giving any cash, gifts, entertainment, or benefits that are more than nominal in value to or from any current or potential competitor, neighbor, vendor, or other service provider. See Gifts & Entertainment on page 21.
•Corporate Opportunities.
◦Taking for yourself or your family members any business or investment opportunities that belong to PECO, that PECO is considering, or that are discovered through the use of PECO property, information, or position;
◦Using PECO property, information, or position for personal gain; or
◦Competing with PECO.

Because it is impossible to describe every potential conflict, we rely on you to exercise sound judgment and to adhere to the highest standards of integrity. If you have questions or if you are not sure whether a particular activity creates a conflict of interest, please discuss the matter with your manager, department head, the General Counsel, the Chief Human Resources Officer, or the Chief Compliance Officer.

Reporting Conflicts of Interest

PECO associates, officers, and directors must make prompt and full disclosure of any situation that may involve an actual or potential conflict of interest. PECO associates should contact the Chief Compliance Officer or PECO’s ethics hotline to report any actual or potential conflicts of interest, or to report any questions, problems, or issues regarding conflicts of interest. All actual or potential conflicts of interest involving a director or executive officer of the Company must be reported to both the Chief Compliance Officer and the Chairman of the Audit Committee of the Board of Directors. In some instances, disclosure may not be sufficient, and PECO may require that the conduct be stopped or that actions previously taken be reversed where possible.

In addition, PECO associates, officers, and directors must report all actual or potential conflicts of interest in their annual certification of this Code.

Q&A

My spouse works for a company that does business with PECO. What should I do?

You should let your manager know and also notify PECO’s Chief Compliance Officer. They will evaluate whether a potential conflict of interest may exist, and what steps, if any, need to be taken to mitigate the potential conflict of interest. You should not discuss any confidential information about PECO with your spouse.

I used to work for one of PECO’s competitors, and I still own a small amount of stock in that company. Do I need to sell my stock?

Exhibit 14.1
Probably not. Please notify your manager and PECO’s Chief Compliance Officer, who will evaluate whether your stock ownership creates a conflict of interest. They will also evaluate whether there might be other potential conflicts of interest as a result of your former employment with a competitor.

GIFTS AND ENTERTAINMENT

Gifts and entertainment can create goodwill in our business relationships, but can also cause a conflict, or the appearance of a conflict, between your personal interests and the interests of PECO. Our choice of neighbors, vendors, service providers, and business partners must be based on objective factors like cost, quality, value, service, and ability to deliver. We must avoid even the appearance of making business decisions based on gifts received or given through these relationships. Therefore, no gift, favor, or entertainment of any value should be accepted or given if it obligates, or appears to obligate, the recipient, or if it might be perceived as an attempt to influence business decisions. Always use good judgment.

When giving gifts or offering to entertain a business partner, ensure that your offer does not violate the recipient’s own policies.

What Kinds of Gifts are Permitted?

Reasonable business entertainment and gifts of nominal value ($250.00 or less) are permitted, if the proposed entertainment or gift:
•Could not be construed as improperly influencing business decisions or good business judgment, or otherwise creating a conflict of interest
•Is consistent with industry business practices
•Could not be construed as a kickback, bribe, or payoff
•Is not in violation of any law or regulation
•Would not embarrass you or PECO if disclosed publicly.

Subject to the other conditions set forth in this Code, examples of permissible entertainment and gifts may include:
•Occasional meals of nominal value if the purpose of the meal is related to the business of the Company
•Occasional tickets for sporting and cultural events if they are of nominal value
•Small non-cash gifts, such as:
◦Fruit baskets, chocolates, or candy that can be shared with other members of the recipient’s team
◦ T-shirts, hats, pens, mugs, or other typical promotional items

Q&A

One of PECO’s vendors offered me two tickets to the Super Bowl. May I accept the tickets?

Because the value of the tickets is greater than $250.00, you should discuss the offer with your manager and the Chief Compliance Officer before accepting the tickets. They will evaluate whether the gift is permissible.

What Kinds of Gifts are not Permitted?

Exhibit 14.1

PECO associates, officers, directors, and their family members may not directly or indirectly offer, give, seek, accept, or receive gifts, services, perks, entertainment, discounts, loans, or other items of value to or from any person with whom PECO currently does business or with whom PECO may do business in the future, if the proposed entertainment or gift:
•Is given during, or in connection with, contract negotiations
•Is in the form of cash, check, gift card, loan, or stock
•Is inconsistent with industry business practices
•Is excessive or extravagant in value, or is given or received so frequently that it could create the appearance of impropriety
•Could be construed as a kickback, bribe, or payoff in violation of any law, including a bribe to a government official in violation of the U.S. Foreign Corrupt Practices Act
•Violates any other laws or regulations
•Could cause embarrassment to you or PECO if disclosed

Q&A

After PECO executed a lease that I worked on, the broker sent me a $500 gift card. What should I do?

PECO associates are not permitted to accept gifts in the form of cash, check, or gift card. Please notify your manager and PECO’s Chief Compliance Officer. They will evaluate the matter, but most likely you will need to return the gift card.

Reporting Gifts and Entertainment
•All gifts and entertainment expenses must be properly accounted for on expense reports.
•If the value of the gift or entertainment is greater than $250.00, the gift or entertainment must be approved by your manager and the Chief Compliance Officer before giving or accepting the gift or entertainment.
•If you are not certain whether a particular gift or entertainment is appropriate, please discuss the matter with your manager before giving or accepting the gift or entertainment. After discussing the matter with your manager, if there is still any uncertainty as to whether the gift or entertainment is appropriate, please discuss the matter with the Chief Compliance Officer.
•If you receive a gift that you are not permitted to accept, promptly report the gift to your manager and the Chief Compliance Officer.

Interactions with Government Employees

Be aware that specific laws apply to interactions with government officials and employees. Even simple offers, such as purchasing a meal or refreshments, may be unacceptable or even against the law. Contact the Chief Compliance Officer before offering or providing any gift or entertainment to a government official or employee, or any of their family members.

Q&A

A software supplier invited me to an educational forum where training will be provided on their updated product. The supplier offered to cover my travel, lodging, and registration fees associated with the conference. I regularly use this software, and my manager has determined that the forum has business value. May I attend the forum?

Exhibit 14.1

You and your manager should discuss the matter with PECO’s Chief Compliance Officer before accepting the offer.

ACCURATE FINANCIAL RECORDS AND REPORTING

Accuracy Matters

PECO relies on the accuracy and completeness of its business records to (i) analyze its operations and make good business decisions; and (ii) provide full, fair, accurate, timely, and understandable disclosure in the reports and documents the Company files with the SEC and in other public communications by the Company, such as press releases, earnings conference calls, and industry conferences. The accuracy of the Company’s business records is essential for PECO’s continued, long-term business success. Integrity in our recordkeeping inspires trust with our neighbors, business partners, and investors.

All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately and accurately reflect the Company’s transactions, and must conform to applicable legal and accounting requirements and to the Company’s system of internal controls. The accurate and timely reporting of our financial results and financial condition requires that all financial information be recorded promptly and accurately, and that our systems for recording and reporting that information be properly functioning and subject to regular and thorough evaluations. We need to make sure that every business record is accurate, complete, and reliable.

False, misleading, or incomplete information impairs the Company’s ability to make good decisions, undermines trust, and may be illegal. The following are some examples of activities that are not allowed:
•Maintaining undisclosed or unrecorded funds, assets, or liabilities for any purpose;
•Making, or asking others to make, false, misleading, or artificial entries, including without limitation, to the general ledger, an expense report, time sheet, or any other report or system of record
•Understating or overstating known liabilities and assets
•Delaying the entry of items that should be current expenses or receivables
•Hiding the true nature of any transaction
•Providing inaccurate or misleading information for Company benefit programs

Associate Responsibilities

Reporting accurate, complete, and understandable information about our business, earnings, and financial condition is an essential responsibility of every PECO associate. We all must ensure that PECO’s accounting and financial records meet the highest standards of accuracy and completeness.

The Company’s senior financial officers and other associates working in the Accounting and Finance teams have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely, and understandable. Such associates must understand and strictly comply with generally accepted accounting principles as adopted by the Company and all standards, laws, and regulations for accounting and financial reporting of transactions, estimates, and forecasts.

Exhibit 14.1
PECO has adopted internal accounting controls to ensure the safeguarding of the Company’s assets and the accuracy of the Company’s financial records and reports. All PECO associates are expected to follow these procedures.

It is also your responsibility as a PECO associate to make open and full disclosure to, and cooperate fully with, PECO’s internal and external auditors in connection with any audit or review of PECO’s financial statements. No PECO associate, officer, or director may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company’s financial records.

All PECO associates are responsible to report to the Company any concerns regarding questionable accounting or auditing matters that may come to their attention. Associates should be on guard for, and promptly report, evidence of improper financial reporting. Examples of suspicious activities that should be reported include, without limitation:
•Financial results that seem inconsistent with the performance of underlying business transactions
•Inaccurate Company records, such as overstated expense reports or erroneous time sheets or invoices
•Transactions that do not seem to have a good business purpose
•Requests to circumvent ordinary review and approval procedures

If you have reason to believe that any of PECO’s books and records are being maintained in an inaccurate, misleading, or incomplete manner, you are required to report this concern immediately to your manager, the Chief Financial Officer, the Chief Accounting Officer, the head of Internal Audit, the General Counsel, or the Chief Compliance Officer. In addition, you must report to any of the individuals mentioned above if you have any reason to believe that someone has made a misleading, incomplete, or false statement to an accountant, auditor, attorney, or government official in connection with any investigation, audit, examination, or filing with any government agency or regulatory body.

PUBLIC DISCLOSURE

PECO is committed to providing full, fair, accurate, timely, and understandable disclosure in the reports and documents it files with the SEC and in other public communications by the Company, such as press releases, earnings conference calls, and industry conferences. No PECO associate, officer, or director should interfere with, hinder, or obstruct the Company’s efforts to meet the standards for public disclosure set forth above. If you become aware of any material information that could affect PECO’s public disclosures, you must promptly bring that information to the attention of your manager, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel, or the Chief Compliance Officer.

PECO places a high value on its credibility and reputation. What is written or said about PECO in the news media and investment community directly impacts our reputation, positively or negatively. Only designated officers or associates are authorized to speak on behalf of PECO to the media, the investment community, and on social media.

Media Inquiries

Media and informational inquiries for statements, comments, or information on behalf of the Company should be referred to the Chief Marketing Officer, who will screen requests, identify the appropriate spokesperson, and coordinate responses. PECO associates are not authorized to speak with the media

Exhibit 14.1
unless authorized by the Chief Marketing Officer. This policy also applies to comments to journalists about specific matters that relate to our businesses, as well as letters to the editor and endorsements of products or services.

Inquiries from the Investment Community

Inquiries from investment analysts, financial advisors, stockholders, or others from the investment community for statements, comments, or information on behalf of the Company should be referred to the Vice President of Investor Relations. PECO associates are not authorized to speak with investment analysts, stockholders, or others from the investment community unless authorized by the Chief Financial Officer.

Speaking engagements on behalf of the Company must be pre-approved by the Chief Marketing Officer. PECO’s Marketing team will assist in preparing presentation materials to help maintain brand integrity. Please contact the Chief Marketing Officer for assistance.

Social Media
•PECO’s Marketing team is responsible for maintaining PECO’s presence and communications in social media. Only specifically designated representatives are authorized to speak on behalf of PECO.
•PECO associates, officers, and directors who express opinions on social media should make it clear that the views expressed are their personal views and do not necessarily represent PECO’s view. Unless authorized by the Chief Marketing Officer, do not give the impression that you are speaking on behalf of PECO in any communication that may become public, including posts and comments on social media.
•Sensitive and confidential information must not be shared on social media. See “Protection of Confidential and Proprietary Information” below for additional details.
•PECO associates and officers should also refer to PECO’s Acceptable Use Policy.

FOLLOWING THE LAW

ANTI-CORRUPTION / ANTI-BRIBERY

PECO enters into and conducts all business relationships honestly and ethically. Bribery, kickbacks, or other improper payments, direct or indirect, to any person in order to obtain a contract, some other commercial benefit, or government action has no place in our business and is strictly prohibited. PECO also strictly prohibits any associate, officer, director, agent, or independent contractor acting on the Company’s behalf from accepting such payments from anyone.

ANTI-MONEY LAUNDERING

Money laundering is the process of hiding the proceeds of illegal activity or attempting to make those proceeds appear legitimate. It is not limited to cash transactions. Complex commercial transactions may hide financing for criminal activity such as terrorism, illegal narcotics or arms trade, human trafficking, bribery, and fraud. Involvement in such activities would undermine our integrity, damage our reputation, and could expose PECO and individuals to severe sanctions.

Exhibit 14.1
PECO forbids knowingly engaging in any transaction that facilitates money laundering or results in unlawful diversion. We take affirmative steps to detect and prevent unacceptable or illegal forms of payment and financial transactions. We are committed to full compliance with anti-money laundering laws throughout the world and will conduct business only with reputable parties involved in legitimate business activities and transactions.

Q&A

PECI is seeking bids for the construction of a new outparcel. One of the contractors who submitted a bid told me that he will help with my child’s tuition if PECO awards the project to his firm. What should I do?

Please notify your manager and PECO’s Chief Compliance Officer immediately.

PECO is seeking permits for an outparcel development. The local building department has been very slow to respond. I think they would expedite their review if I sent a small gift to the local building official. Is this OK?

No. This is considered bribery and is strictly prohibited by PECO.

ANTITRUST & FAIR COMPETITION

It is PECO’s policy that all PECO associates, officers, and directors must comply with all applicable federal and state antitrust and competition laws. You must be particularly careful when you interact with any employees or representatives of PECO’s competitors. You should use extreme care to avoid any improper discussions with our competitors, especially at trade association meetings or other industry or trade events where competitors may interact. Under no circumstances should you discuss tenants, prospects, pricing, or other business terms with any employees or representatives of our competitors. By way of example, discussions or agreements with a competitor regarding the following may result in a violation of antitrust and competition laws:
•Rents or leasing strategy
•Discounts
•Terms of our relationships with our neighbors
•Leasing policies
•Marketing plans
•Tenant selection
•Allocating tenants or market areas
•Contract terms and contracting strategies

Agreements with competitors do not need to be in writing in order to violate applicable antitrust and competition laws. Informal, verbal, or implicit understandings (e.g., knowing winks) could also be a violation.

Please contact your manager, the General Counsel, or the Chief Compliance Officer with any questions about the legality of practices or conduct under antitrust and competition laws.

Q&A

I am going to a conference. May I speak with employees of our competitors?

Exhibit 14.1

Yes, you may speak with employees of our competitors, and feel free to be friendly. You should not discuss specific tenants, prospects, deal terms, or business strategy. If you need additional guidance before attending the conference, please contact PECO’s General Counsel or Chief Compliance Officer.

INSIDER TRADING

We maintain trust with our investors and the public by respecting financial laws, which means we do not trade based on material, nonpublic information. In our work, we may become aware of material, nonpublic information about PECO, our competitors, or companies with whom we do business. Trading, or recommending that others trade, PECO stock or the stock of any other company — such as a neighbor, competitor, vendor, or business partner — based on material, nonpublic information not only breaks trust with our investors and the public, but is illegal and violates Company policy.

For more information, please refer to PECO’s Insider Trading Policy. If you have any questions about the laws regarding insider trading or PECO’s Insider Trading Policy, or how they might apply to a trade that you are contemplating, please consult with the General Counsel before initiating any trade.

Q&A

If I don’t own any PECO stock, does the Insider Trading Policy apply to me?

Yes, it does. As a PECO associate, you may become aware of material, nonpublic information about PECO or about another company with which PECO does business. An associate who shares material, nonpublic information outside the Company creates an opportunity for someone else to trade based on that information. If a friend or family member decides to buy or sell PECO stock (or the stock of another company) based on material, nonpublic information that he / she learned from a PECO associate, it is a violation of PECO’s Insider Trading Policy and insider trading laws.

OUR ASSETS

PROTECTION OF PECO’S ASSETS

All PECO associates are responsible for the proper use and protection of PECO’s assets. It is the responsibility of all PECO associates to keep PECO’s assets safe from loss, theft, damage, waste, abuse, inappropriate use, or other forms of fraud. PECO’s assets should be used only for conducting the Company’s business and are not to be used for any unauthorized purpose. The use of the funds or assets of the Company for any unlawful or improper purpose is strictly prohibited.

PECO’s assets include, but are not limited to:
•Real estate owned by PECO, such as shopping centers and offices
•Physical assets, such as office furnishings, equipment, and supplies
•Technology assets, such as computer hardware, software, and information systems
•Financial assets, such as cash, securities, and credit cards
•PECO’s name, brand, and logos
•PECO’s relationships with third parties, such as neighbors, prospective neighbors, business partners, vendors, and service providers

Exhibit 14.1
•Information assets, such as intellectual property, and information and data transmitted, received, and stored by or within PECO’s information technology and communications systems

How we protect PECO’s assets:
•We spend PECO’s funds wisely, and guard against waste and abuse
•We exercise reasonable care to keep PECO’s assets safe from loss, theft, damage, waste, abuse, inappropriate use, or other forms of fraud.
•We exercise good judgment when using Company-provided technology resources
•We safeguard all electronic programs, data, communications, and written materials from inadvertent access by others
•We understand that business-related data is PECO’s property, and that it may be accessed, preserved, and reviewed in accordance with our polices and applicable laws
•We protect PECO’s information and data by using our corporate email accounts, not personal email accounts, for business correspondence

Any suspected fraud, theft, or misuse of the Company’s assets should be reported immediately to the General Counsel or the Chief Compliance Officer. PECO associates and officers should also refer to PECO’s Associate Handbook and PECO’s Acceptable Use Policy for additional policies and procedures regarding the protection and proper use of PECO’s assets.

PROTECTION OF CONFIDENTIAL AND PROPRIETARY INFORMATION

One of PECO’s most important assets is our confidential and proprietary information. In carrying out Company business, PECO associates, officers, and directors may learn confidential or proprietary information about PECO, its associates, stockholders, neighbors, prospective neighbors, business partners, vendors, and other third parties. PECO associates, officers, and directors who have received or have access to confidential or proprietary information must maintain the confidentiality of this information, except when disclosure is authorized or legally mandated.

Confidential or proprietary information includes, among other things, any non-public information concerning PECO and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. All information related to PECO’s business should be considered confidential and proprietary unless it has been disclosed in authorized public documents. Examples of confidential and proprietary information include, without limitation:
•Trade secrets, patents, trademarks, and copyrights
•Written or oral agreements between PECO and its associates, stockholders, neighbors, prospective neighbors, business partners, vendors, and other third parties
•Offers and proposals for acquisitions, dispositions, leases, and other transactions, and the appraisals, studies, and other documents and analyses related thereto
•Company financial information, including financial performance, results, budgets, forecasts, analyses, unpublished financial data and reports, rent rolls, etc.
•Neighbor lists and leases, market share data, strategic plans, business plans, merchandising strategies, marketing plans, designs, databases, vendor lists, etc.
•Company processes, methodologies, and applications
•Personnel files and compensation information
•Personally identifiable information (including, for example, names, addresses, telephone numbers, and Social Security numbers) and similar types of information provided to us by our

Exhibit 14.1
associates, stockholders, neighbors, prospective neighbors, business partners, vendors, or other third parties

Q&A

I’m still friends with a few people who used to work at PECO. What can I say when they ask how things are going at PECO?

You should not discuss any material, nonpublic information, and you should not discuss any confidential information. The only information that should be shared about PECO is information that has been disclosed to the public, such as through a press release, an SEC filing, or the Company’s website.

Associate Duties

Every PECO associate, officer, and director has a duty to refrain from disclosing to any person confidential or proprietary information about PECO or any other company learned in the course of employment at PECO, unless and until that information is disclosed to the public through approved channels (usually through a press release, an SEC filing, or a formal communication from a member of senior management). You must not disclose confidential or proprietary information to anyone outside the Company, except as required for a legitimate business purpose (such as contacts with the Company’s accountants or its outside lawyers). Even within the Company, confidential or proprietary information should be disclosed only to those who have a need to know the information. You may not use confidential or proprietary information for your own direct or indirect benefit or for the direct or indirect benefit of any family member, friend, relative, or other recipient of the information.

You should also take care not to inadvertently disclose confidential or proprietary information. Materials that contain confidential or proprietary information, such as notebooks, mobile phones, and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning PECO’s business on the internet is prohibited. You may not discuss PECO’s business or information in any “chat room,” regardless of whether you use your own name or a pseudonym. All Company emails, voicemails, and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside the Company, except where required for legitimate business purposes.

Confidential information relating to PECO’s financial performance (e.g., quarterly financial results of the Company’s operations) or other transactions or events can have a significant impact on the value of the Company’s securities. Premature or improper disclosure of such information may expose the individual involved to significant civil and criminal penalties.

The obligation to safeguard confidential and proprietary information continues even after your employment or relationship with PECO ends. PECO will pursue all remedies available at law or in equity to prevent any former associate, officer, or director from using or disclosing confidential or proprietary information.

If confidential or proprietary information is to be shared outside the Company, make sure a written confidentiality and nondisclosure agreement is signed, and that proper controls are established to manage the flow of information. Please contact the General Counsel for assistance. If you have a

Exhibit 14.1
question as to whether certain information is considered confidential or proprietary information, please consult with the General Counsel or the Chief Compliance Officer.

PROTECTION OF INTELLECTUAL PROPERTY

Our intellectual property is one of PECO’s most valuable assets. Intellectual property refers to creations of the human mind that are protected by various national laws and international treaties. Intellectual property includes copyrights, patents, trademarks, trade secrets, design rights, logos, expertise, and other intangible commercial property. We must protect and, when appropriate, enforce our intellectual property rights. We also respect the intellectual property belonging to third parties. It is our policy not to infringe knowingly upon the intellectual property rights of others. Unauthorized use or distribution of intellectual property belonging to PECO or third parties is a violation of Company policy. It could also be illegal and result in civil or criminal penalties.

DATA PRIVACY

PECO respects the privacy of all of its associates, stockholders, neighbors, business partners, vendors, and other third parties. We must handle personal data responsibly and in compliance with all applicable privacy laws and Company policies (including our Privacy Policy and Records Management Policy). Personal data includes, without limitation, information that can directly or indirectly identify an individual, such as name, contact information, and Social Security number, associate health and medical information, and information contained in personnel files.

Associates who handle the personal data of others must:
•Act in accordance with applicable law
•Act in accordance with any relevant contractual obligations
•Act in accordance with PECO’s Privacy Policy and Records Management Policy
•Collect, use, and process such information only for legitimate business purposes
•Limit access to such information to those who have a legitimate business purpose for accessing and using the information
•Take care to prevent unauthorized disclosure

RECORDS MANAGEMENT

Accurate and reliable records are crucial to our business. Our records (i) are the source of essential data and information that guides business decisions and strategic planning; (ii) provide evidence of actions and decisions; and (iii) are the basis of our earnings statements, financial reports, and other disclosures to the public.

All Company records must be complete, accurate, and reliable in all material respects. All Company records are the property of PECO. Records should always be retained or destroyed according to the Company’s records retention policy and applicable legal and regulatory requirements.

Please refer to PECO’s Records Management Policy and Records Retention Schedule for further information and guidelines.

Exhibit 14.1
OUR INTERACTIONS WITH OUTSIDE PARTIES

SELECTION AND USE OF THIRD PARTIES

We believe in doing business with third parties that embrace and demonstrate high principles of ethical business behavior. We rely on vendors, contractors, consultants, and other third parties to help us accomplish our goals. They are an important part of our business and should be treated according to our values. To create an environment where our vendors, contractors, consultants, and other third parties have an incentive to work with PECO, they must be confident that they will be treated in an ethical manner. The manner in which we select our third parties and the character of the third parties we select reflect on the way we conduct business.

FAIR DEALING WITH THIRD PARTIES AND COMPETITORS

Our business success depends upon our ability to foster lasting relationships. Trust is the cornerstone of these relationships. To build trust, PECO is committed to dealing fairly, lawfully, ethically, and honestly with our neighbors, business partners, vendors, and competitors. We seek competitive advantages through superior performance, never through unethical or illegal business practices. PECO associates are prohibited from taking unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation, or any other unfair practice.

Gathering information about our competitors, often called competitive intelligence, is a legitimate business practice. Doing so helps us stay competitive in the marketplace; however, we must never use any illegal or unethical means to get information about other companies. When working with consultants, vendors, and other partners, ensure that they understand and follow PECO’s policy on gathering competitive information.

TRUTH IN MARKETING

It is our responsibility to accurately represent PECO in our marketing, advertising, and sales materials. Deliberately misleading messages, omissions of important facts, or false claims about our Company or our competitors are inconsistent with our values and are prohibited. Sometimes it is necessary to make comparisons between PECO and our competitors. When we do, we will make factual and accurate statements that can be easily verified or reasonably relied upon.

Q&A

How can I legitimately obtain information about our competitors?

Competitive intelligence can be obtained fairly and ethically from a variety of sources, such as media reports, trade journals, industry surveys, SEC filings, annual reports, displays at conferences and trade shows, speeches made by executives, and information publicly available on the internet.

Exhibit 14.1
OUR COMMUNITIES

POLITICAL ACTIVITY

Personal Political Activity

PECO encourages personal participation in the political process in a manner consistent with all relevant laws and Company guidelines. You may support the political process through personal contributions or by volunteering your personal time to the candidates or organizations of your choice. These activities, however, must not be conducted on Company time or involve the use of any Company resources, such as telephones, computers, email, or supplies.

In addition, the following rules apply:
•PECO will not reimburse associates for personal political activity or contributions.
•You may not make political contributions or political commentary on behalf of PECO without prior approval from the Chief Compliance Officer.
•Do not use the Company’s reputation or assets, including your time at work, to further your own political activities or interests.
•If you express a political view in a public forum (such as a letter to the newspaper), you must make it clear that you are speaking as an individual and avoid giving any appearance that you are speaking as a PECO representative, unless you have been authorized by the Chief Compliance Officer to speak for the Company. Do not use Company letterhead, Company email, or reference your business address or title in any personal communications.
•If you plan to seek or accept a public office, you must obtain prior approval from the Chief Compliance Officer.

Corporate Political Activity

PECO will occasionally take a position on issues of importance to the Company. However, corporate participation or participation by individuals representing the Company must be approved in advance by the Chief Compliance Officer.

CHARITABLE CONTRIBUTIONS

PECO associates may choose to contribute personally to charitable organizations of their own choice. As with political activities, you may not use Company resources to support charitable or other non-profit institutions not specifically sanctioned or supported by our Company. Do not claim to represent, or imply representation of, PECO unless specifically requested to do so by management.

Through the PECO Community Partnership, PECO makes donations to certain charitable organizations selected by PECO associates. If you are a PECO associate and would like to ask the PECO Community Partnership to consider a donation to a charitable organization, please submit your request to the PECO Community Partnership at pecopartnership@phillipsedison.com.

SOCIAL RESPONSIBILITY
The PECO team takes its responsibility to be an excellent corporate citizen very seriously. We are constantly striving to enhance, promote, and give back to our communities. Not only is it part of our corporate mission, it’s in our DNA.

Exhibit 14.1

PECO’s core values define who we are as a team and how we do business every day. We “Do the Right Thing” by helping our neighbors and “Think Big, Act Small” by being locally smart. We “Always Keep Learning,” finding new ways to improve the environmental performance of our centers, and “Have Fun and Get It Done” by working collaboratively with our partners to build the social fabric of our centers. Corporate Social Responsibility is a priority for our team and part of our culture.

For more information, please refer to PECO’s Corporate Social Responsibility at www.phillipsedison.com/about/corporate-responsbility.